NEWS RELEASE

Five Below, Inc. Announces Holiday Sales Results for Quarter-To-Date Through January 4, 2020
Net Sales Increased 13.4%
Updates Guidance for the Fourth Quarter and Fiscal 2019
Announces 180 Planned New Stores or 20% Unit Growth for Fiscal 2020

PHILADELPHIA, PA - (January 13, 2020) - Five Below, Inc. (NASDAQ: FIVE) (“Five Below” or the “Company”) today announced net sales results for the quarter-to-date period from November 3, 2019 through January 4, 2020 ("Holiday Period"). The Company announced that net sales for the Holiday Period increased by 13.4% to $596.6 million from $526.1 million in the comparable nine-week period from November 4, 2018 to January 5, 2019. Comparable sales for the Holiday Period decreased by 2.6%.

Joel Anderson, President and CEO of Five Below, stated, “While our comparable sales during key holiday selling periods were positive, they were not strong enough to overcome the headwind of six fewer shopping days between Thanksgiving and Christmas, and overall sales did not meet our expectations. Despite the sales shortfall, strong inventory management and disciplined cost control has us on track to end the quarter with gross margin in line with our expectations and to deliver earnings per share near the low end of our previous guidance range.”

Mr. Anderson continued, “Looking ahead, we are pleased to announce 180 planned new stores for 2020. As we continue to innovate, we will incorporate a Ten Below zone in the majority of these new stores as well as our remodels. We are also excited to announce the acquisition of a robust e-commerce platform, fulfillment operation and certain other assets of Hollar.com, which will expand our digital capabilities.”

Based on this quarter-to-date performance, the Company updated its guidance for the fourth quarter and fiscal year 2019 below. The updated fourth quarter and full year guidance includes a combined two-cent impact from the Nerd Street Gamers and Hollar.com investments. As previously discussed, the full year guidance includes an approximate $0.13 benefit from share-based accounting reported through the third quarter. It does not include any future impact from share-based accounting or share repurchases.

Fourth Quarter Fiscal 2019 Guidance

•	Net sales of $685 million to $688 million

•	Comparable sales decrease of 2.0% to 2.5%

•	Diluted income per common share of $1.93 to $1.96 on approximately 56.1 million estimated diluted weighted average shares outstanding

Full Year Fiscal 2019 Guidance

•	Net sales of $1.845 billion to $1.848 billion, or growth of 18.3% to 18.5%

•	Comparable sales increase of 0.5% to 0.7%

•	Diluted income per common share of $3.07 to $3.10, or growth of 15.4% to 16.5% on approximately 56.3 million estimated diluted weighted average shares outstanding

As previously announced, management is scheduled to participate in a fireside chat today at 10:00 a.m. Eastern Time at the 22nd Annual ICR Conference. The event will be webcast live at http://investor.fivebelow.com/. An archived replay will be available two hours after the conclusion of the live event.

About Five Below:
Five Below is a leading high-growth value retailer offering trend-right, high-quality products loved by tweens, teens and beyond. We know life is way better when you’re free to “let go & have fun” in an amazing experience filled with unlimited possibilities. With most items priced at $5 or below, and some extreme value items priced up to just $10, we make it easy to say YES! to the newest, coolest stuff across awesome Five Below worlds: Style, Room, Sports, Tech, Create, Party, Candy and Now. Founded in 2002 and headquartered in Philadelphia, Pennsylvania, Five Below today has 900 stores in 36 states. For more information, please visit www.fivebelow.com and a store!

Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. Investors can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks related to the Company's strategy and expansion plans, risks related to the inability to successfully implement our expansion into online retail, risks related to our ability to select, obtain, distribute and market merchandise profitably, risks related to our reliance on merchandise manufactured outside of the United States, risks related to any legal proceedings that we may become subject to, the availability of suitable new store locations and the dependence on the volume of traffic to our stores, risks related to the Company's continued retention of its executive officers, senior management and other key personnel, risks related to changes in consumer preferences and economic conditions, risks related to increased operating costs, including wage rates, risks related to extreme weather, risks related to leasing, owning or building distribution centers, risks related to our ability to successfully manage inventory balance and inventory shrinkage, quality or safety concerns about the Company's merchandise, increased competition from other retailers including online retailers, risks related to the seasonality of our business, risks related to cyber security, risks related to our ability to protect our brand name and other intellectual property, risks related to customers' payment methods, risks related to domestic and foreign trade restrictions including duties and tariffs affecting our domestic and foreign suppliers and increasing our costs, including, among others, the direct and indirect impact of recent and potential tariffs imposed and proposed by the United States on foreign imports, risks related to our product pricing strategy, risks associated with the restrictions imposed by our indebtedness on our current and future operations, the impact of changes in tax legislation and accounting standards and risks associated with leasing substantial amounts of space. For further details and a discussion of these risks and uncertainties, see the Company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Investor Contact:
Five Below, Inc.
Christiane Pelz
Vice President, Investor Relations
215-207-2658
Christiane.Pelz@fivebelow.com